Exhibit 15.1

Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984
USA

Tel: +1 215 246 2300
Fax: +1 215 569 2441
www.deloitte.com

April 4, 2011

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

We have reviewed, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, the unaudited interim financial information of FutureScripts, LLC for the six-month periods ended June 30, 2010 and 2009, and have issued our report dated September 10, 2010. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Form 8-K dated April 4, 2010, is incorporated by reference in your Form S-3 dated April 4, 2011.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Philadelphia, PA

Member of

Deloitte Touche Tohmatsu